Exhibit 10.12
SECOND AMENDMENT TO
2007 EQUITY INCENTIVE PLAN
OF
ENDURANCE SPECIALTY HOLDINGS LTD.
WHEREAS, Endurance Specialty Holdings Ltd. (the “Company”) desires to amend the 2007 Equity Incentive Plan (as amended and in effect, the “Plan”) of the Company to increase the number of the Company’s ordinary shares, par value $1.00 per share, authorized for issuance under the Plan (the “Plan Amendment”); and
WHEREAS, on February 11, 2010, subject to shareholder approval, the Board of Directors of the Company approved the Plan Amendment.
NOW THEREFORE, the Plan is hereby amended as follows:
1.	Section 3(b) of the Plan is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:
“Subject to adjustments pursuant to the provisions of Section 16 hereof, a total of 3,895,000 Ordinary Shares shall be authorized for issuance under the Plan, which is comprised of 1,280,000 Ordinary Shares authorized for issuance and approved by the Company’s shareholders on May 9, 2007, 820,000 Ordinary Shares from the Prior Plans authorized for issuance and approved by the Company’s shareholders on May 9, 2007 and 1,795,000 Ordinary Shares authorized for issuance upon the approval of the second amendment to the Plan by the Company’s shareholders on May 13, 2010. The grant of a Tandem SAR shall not reduce the number of Ordinary Shares with respect to which Incentive Awards may be granted pursuant to the Plan.”
2.	Section 11(c) of the Plan is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:
“Dividends on Restricted Shares and Restricted Share Units. The Administrator in its discretion may permit the payment of dividends or the crediting of dividend equivalents to a Participant holding Restricted Shares or Restricted Share Units. The Administrator in its discretion may determine the date or dates of vesting of any dividend equivalents or require that any dividends paid on Restricted Shares and Restricted Share Units be held in escrow until all restrictions on such Restricted Shares or Restricted Share Units have lapsed; provided that any dividend equivalents or any dividends paid on performance based Restricted Shares and Restricted Share Units shall be held in escrow until all restrictions on such performance based restricted Shares or Restricted Share Units have been released upon the attainment of all applicable performance goals.”

3.	Section 11(g) of the Plan is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:
“Performance Based Restricted Shares and Restricted Share Units. In addition to or in lieu of conditioning the release of restrictions applicable to Restricted Shares or Restricted Share Unites on the continued employment of the Participant for the restricted period applicable to the Restricted Shares or Restricted Share Units, the Administrator may condition release of such restrictions on the attainment of one or more performance goals during the restricted period. The performance goals are to be pre-established by the Committee in its discretion and set forth in the Agreement governing the grant of such Restricted Shares or Restricted Share Units, based on one or more of the following criteria: (1) return on shareholder equity; (2) earnings per Ordinary Share; (3) growth in book value per Ordinary Share; (4) growth in price to book value per Ordinary Share; (5) net income (before or after taxes); (6) gross premiums written or net premiums written; (7) return on assets; (8) return on capital; (9) return on investment; (10) investment income; (11) increases in share price; (12) total shareholder return; (13) portfolio yield; (14) loss ratio; (15) underwriting ratio; (16) general and administrative expense ratio; (17) combined ratio; (18) market share; (19) strategic goals; or (20) any combination of, or a specified increase in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Administrator in its sole discretion may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance goals may include a threshold level of performance below which no Restricted Shares or Restricted Share Units will be earned, a level of performance at which the target amount of any Restricted Shares or Restricted Share Units will be earned and a level of performance at which the maximum amount of any Restricted Shares or Restricted Share Units will be earned. The Administrator in its sole discretion shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable. Any performance goal established by the Administrator must be objective so that a third party with knowledge of the relevant facts could determine whether the performance goal has been attained. In addition, there must be substantial uncertainty whether any performance goal established by the Administrator will be attained at the time it is established by the Administrator. Restricted Shares and Restricted Share Units conditioned upon the attainment of performance goals shall be released from restrictions only after the attainment of such performance measures has been certified by the Administrator.”

4.	The Plan Amendment shall be effective upon approval of the shareholders of the Company at the 2010 Annual General Meeting on May 13, 2010. If the Plan Amendment is not so approved at such meeting, then the Plan Amendment shall be void ab initio.

5.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

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